Exhibit 99.2

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

CAROLINA GROUP REPORTS
NET INCOME FOR THE SECOND QUARTER OF 2007

NEW YORK, July 30, 2007—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2007 second quarter of $227.1 million, compared to $187.2 million in the 2006 second quarter. The increase in net income is primarily due to higher effective unit prices resulting from a December 2006 price increase, an increase in unit sales volume and lower sales promotion expenses (accounted for as a reduction to net sales), partially offset by an increase in expenses for the State Settlement Agreements.

  Net income per share of Carolina Group stock (NYSE:CG) for the second quarter of 2007 was $1.30, compared to $1.09 in the comparable period of the prior year. Carolina Group stock represented a 62.4% and 50.1% economic interest in the Carolina Group for the three months ended June 30, 2007 and 2006, respectively.

Net sales for the Carolina Group were $1,055.4 million in the second quarter of 2007, compared to $977.3 million in the 2006 second quarter.

Carolina Group net income for the first half of 2007 was $415.8 million, compared to $337.3 million in the 2006 first half. The increase in net income is primarily due to higher effective unit prices resulting from a December 2006 price increase and lower sales promotion expenses (accounted for as a reduction to net sales), partially offset by an increase in expenses for the State Settlement Agreements.

Net income per share of Carolina Group stock for the first half of 2007 was $2.39, compared to $1.96 in the comparable period of the prior year.

Net sales for the Carolina Group were $1.968 billion in the first half of 2007, compared to $1.832 billion in the comparable period of the prior year.

Results of operations of the Carolina Group include interest expense on notional intergroup debt of $12.9 million, $18.1 million, $27.5 million and $37.4 million, net of taxes, for the three and six months ended June 30, 2007 and 2006, respectively. At June 30, 2007, $978.0 million principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

At June 30, 2007 there were 108,443,641 shares of Carolina Group stock outstanding, representing a 62.4% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the second quarter of 2007 is being issued contemporaneously with this report.

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, July 30, 2007. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 8937174. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	June 30,
	Three Months		Six Months
	2007	2006	2007	2006

	(Amounts in millions, except per share data)

Net sales (a)	$1,055.4	$977.3	$1,968.4	$1,832.1

Cost of sales (a) (b)	613.5	552.6	1,157.8	1,064.3
Selling, advertising and administrative (c)	82.9	108.9	164.8	201.8

Total operating costs and expenses	696.4	661.5	1,322.6	1,266.1

Operating income	359.0	315.8	645.8	566.0
Investment income and other (d)	26.4	21.3	60.7	47.3
Interest expense	(23.0)	(29.8)	(46.2)	(61.3)

Income before income taxes	362.4	307.3	660.3	552.0
Income taxes	135.3	120.1	244.5	214.7

Net income	227.1	187.2	415.8	337.3
Earnings attributable to the Loews Group intergroup
interest (e)	85.4	93.4	156.5	175.9

Income attributable to Carolina Group shareholders (f)	$141.7	$93.8	$259.3	$161.4

Per share of Carolina Group stock	$1.30	$1.09	$2.39	$1.96

Weighted diluted number of shares	108.56	86.11	108.54	82.24

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
June 30, 2007	$978.0
December 31, 2006	1,229.7

(a)	Includes excise taxes of $180.0, $176.7, $341.7 and $340.6 for the respective periods.
(b)	Includes charges of $275.2, $236.5, $524.3 and $453.5 ($172.4, $144.0, $330.1 and $277.1 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes restructuring costs of $15.5 for the three and six months ended June 30, 2006, related to early retirement and curtailment charges for Lorillard's pension and other postretirement benefit plans.

(d)	Includes income from limited partnership investments of $8.4, $3.8, $19.3 and $10.4 ($5.3, $2.3, $12.1 and $6.3 after taxes) for the respective periods.
(e)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65,445,000 shares of 173,888,641 share and share equivalents outstanding as of June 30, 2007 and share equivalents amounting to 80,445,000 shares of 173,736,246 share and share equivalents outstanding as of June 30, 2006. As of June 30, 2007, there were 108,443,641 shares of Carolina Group stock outstanding.

(f)	Represents 62.4%, 50.1%, 62.4% and 47.9% of the economic interest in the Carolina Group for the respective periods.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	June 30,
	Three Months		Six Months
	2007	2006	2007	2006

Full Price Brands

Total Newport	8,716,456	8,360,490	16,448,029	16,138,155
Total Kent Family	127,740	159,003	244,707	305,019
Total True	115,440	134,946	220,110	255,864
Total Max	7,821	8,976	14,721	17,133
Total Satin		1,482	72	2,670

Total Full Price Brands	8,967,457	8,664,897	16,927,639	16,718,841

Price/Value Brands

Total Old Gold	162,606	211,293	311,558	395,109
Total Maverick	343,398	265,380	621,516	495,732

Total Price/Value Brands	506,004	476,673	933,074	890,841

Total Domestic Cigarettes	9,473,461	9,141,570	17,860,713	17,609,682

Total Puerto Rico and U.S. Possessions	212,652	212,064	402,744	400,032

Grand Total	9,686,113	9,353,634	18,263,457	18,009,714

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.